UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2019
FIRST FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	000-16759	35-1546989
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Financial Plaza
Terre Haute, Indiana 47807
(Address of Principal Executive Offices, including Zip Code)
(812) 238-6000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

¬	Written communications pursuant to Rule 425 under the Securities Act

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 3, 2019, First Financial Corporation (the “Corporation”) and its wholly-owned subsidiary, First Financial Bank (the “Bank”) (collectively, the “Employers”), entered into a new employment agreement (the “Agreement”) with Norman L. Lowery, President and Chief Executive Officer of the Corporation and the Bank.  The Agreement is effective as of July 1, 2019. It supersedes the employment agreement dated July 1, 2018 between the Employers and Mr. Lowery.

Under the terms of the Agreement, the Employers have agreed to employ Mr. Lowery for an initial term of twenty-four (24) months in his current position as President and Chief Executive Officer of the Corporation and the Bank. Under the terms of the Agreement, the Compensation Committee must take affirmative action to extend the term of the Agreement for an additional one-year period.

Mr. Lowery is entitled to an annual base salary of $686,527.30, which may be increased from time to time as determined by the boards of directors of the Employers, and is entitled to participate in other bonus and fringe benefit plans available to other executive officers or employees of the Employers generally.

If the Employers terminate Mr. Lowery’s employment for “just cause,” death or “disability” (as such terms are defined in the Agreement), then Mr. Lowery is entitled to receive the base salary, bonuses, vested rights, and other benefits due him through the date of his termination. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through such date of termination will be paid when and as due under those plans.

If the Employers terminate Mr. Lowery’s employment without just cause or if he terminates his employment for “good reason,” and such termination does not occur within 12 months after a “change in control” (as such terms are defined in the Agreement), then Mr. Lowery is entitled to receive an amount equal to the sum of his base salary and bonuses through the end of the then-current term of the Agreement. He would also receive cash reimbursements in an amount equal to his cost of obtaining all benefits which he would have been eligible to participate in or receive through the term of the Agreement.

If Mr. Lowery’s employment is terminated for other than just cause or is constructively discharged and this occurs within 12 months following a change in control, then Mr. Lowery is entitled to receive an amount equal to the greater of the compensation and benefits described in the previous paragraph if the termination did not occur within 12 months following a change in control; or, the product of 2.99 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and (iii) cash reimbursements in an amount equal to his cost of obtaining for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive. Mr. Lowery would also be entitled to the payment provided for in this paragraph if a change in control occurs that was not approved by a majority of the board of directors of the Corporation.

If Mr. Lowery qualifies as a “key employee” (as defined in the Agreement) at the time of his separation from service, then the Corporation may not make certain payments earlier than six months following the date of his separation from service (or, if earlier, the date of his death). In this event, payments to which Mr. Lowery would otherwise be entitled during the first six months following the date of his separation from service will be accumulated and paid to Mr. Lowery on the first day of the seventh month following his separation from service. Mr. Lowery is currently considered a “key employee” for this purpose.

If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to Internal Revenue Code Section 280G, then his benefit will be equal to the greater of (i) his benefit under the Agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment”

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under Internal Revenue Code Section 280G, or (ii) his benefit under the Agreement after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

The Agreement also includes standard confidentiality and non-solicit provisions and a non-compete provision pursuant to which Mr. Lowery is prohibited, during his employment and for a period of one year following his termination, from directly or indirectly competing against the Employers within a 30-mile radius of Terre Haute, Indiana.

The foregoing description is a summary only and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

10.10	Amended and Restated Employment Agreement between Norman L. Lowery, First Financial Corporation, and First Financial Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2019

FIRST FINANCIAL CORPORATION

By:	/s/ Rodger A. McHargue
Rodger A. McHargue
Secretary and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement dated July 1, 2019 among Norman L. Lowery, First Financial Corporation and First Financial Bank, N.A.